Exhibit 10.52
SECOND AMENDMENT TO
MASTEC, INC. DEFERRED BONUS AGREEMENT FOR AUSTIN SHANFELTER
DATED NOVEMBER 1, 2002
     This Amendment made and entered into this 22nd day of June, 2007, effective as of such date, by and between MasTec, Inc., a Florida corporation, with principal offices and place of business in the State of Florida (the “Corporation”) and Austin Shanfelter, an individual residing in the State of Florida (the “Employee”).
     WHEREAS, the Corporation and Employee entered into a Deferred Bonus Agreement on November 1, 2002 (the “Agreement”) to provide the terms and conditions upon which the Corporation shall pay a certain deferred bonus to the Employee; and
     WHEREAS, in accordance with paragraph 3b of the Agreement, the parties desire to amend the Agreement to modify certain provisions thereof in accordance with the transition relief under Section 409A of the Internal Revenue Code of 1986, as amended;
     NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto hereby amend the Agreement, as follows, effective as of the date first above written.
     1. Paragraph 1a is amended by deleting the paragraph in its entirety, and substituting the following in lieu thereof:
     a. Eligibility for Benefit. As of November 1, 2002, the Corporation and the Employee entered into a Split-Dollar Agreement (the “Split Dollar Agreement”). The Employee shall be entitled to receive the Deferred Bonus provided hereunder from the Corporation in the event that the Split-Dollar Agreement is terminated as a result of a Change of Control in the Corporation. For purposes hereof, a Change in Control shall occur on the date of a change in control, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, due to (i) one person or more than one person acting as a group, acquiring ownership of stock of the Corporation constituting more than 50% of the total fair market value or total voting power of such stock, or (ii) a majority of the Corporation’s board of directors being replaced by a majority of the Corporation’s board of directors prior to the date of such appointment or election.
     2. Paragraph 1c is amended by deleting the paragraph in its entirety, and substituting the following in lieu thereof:
     c. Payment of Deferred Bonus. On or as soon as administratively practicable after the date upon which the Employee becomes entitled to the Deferred Bonus as provided above, but in no event later than 60 days after such date (except as otherwise provided below), the Corporation shall pay to the Employee an amount equal to the Deferred Bonus, subject to usual withholding taxes. Notwithstanding the foregoing, the Deferred Bonus shall not be paid prior to January 1, 2008.
     3. Except as herein amended, the parties hereby ratify and confirm the Agreement in all respects, effective as of the date first above written.

MASTEC, INC.
By:	/s/ Jose Mas
Jose Mas, President & CEO

/s/ Austin Shanfelter
Austin Shanfelter
“Employee”